EXHIBIT 21.1

SUBSIDIARIES OF POWELL INDUSTRIES, INC.

Name of Subsidiary	Incorporated

Powell Industries, Inc.	Delaware
Powell Electrical Systems, Inc.	Delaware
Transdyn, Inc.	Delaware
Powell Industries International, Inc.	Delaware
Powell Industries Asia, Inc.	Delaware
Powell International Europe B.V.	Netherlands
Switchgear & Instrumentation Ltd	United Kingdom
Switchgear & Instrumentation Properties Ltd	United Kingdom
Powell Canada B.V.	Netherlands
Powell Canada Inc.	Canada
Powell Industries International B.V.	Netherlands